Exhibit 99.1

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

Diana Murphy and Vanessa Wittman to Join AIG’s Board of Directors

NEW YORK CITY – February 27, 2023 – American International Group, Inc. (NYSE: AIG) today announced that its Board of Directors has elected Diana Murphy and Vanessa Wittman as independent Directors of the company, effective March 16, 2023.

“Diana and Vanessa have extensive and diverse executive and board experience, and we are delighted that they will join the AIG Board,” said Peter Zaffino, Chairman & Chief Executive Officer, AIG. “Diana brings significant business acumen, a track record of leading complex companies through strategic and organizational change, and a deep commitment to community service. Vanessa has an outstanding reputation and deep expertise as a results-driven financial expert, having served in executive finance roles at global organizations across a range of industries.

“On behalf of the Board of Directors, I look forward to welcoming them to AIG and to their future contributions as Directors as we continue our journey to become a top performing company.”

For the past 15 years, Ms. Murphy has been a Managing Director at private equity firm Rocksolid Holdings, LLC. In 2016, she was named the 64th President of the United States Golf Association (USGA), becoming the second woman to hold that position in the organization’s 121-year history. Over the course of her career, Ms. Murphy has held multiple executive positions with the Georgia Research Alliance, Chartwell Capital Management, Inc. and Tribune Media Company. Ms. Murphy currently serves as a Director and Non-Executive Chair of Landstar System, Inc. and as a Director and Chair of the Corporate Governance and Nominating Committee of Synovus Financial Corp.

Ms. Wittman was most recently the Chief Financial Officer of Glossier, a digital-first beauty company. She previously served as Chief Financial Officer of Oath, a subsidiary of Verizon; Dropbox; Motorola Mobility, a subsidiary of Google; and Marsh McLennan. Ms. Wittman currently serves as a Director and Chair of the Audit Committee of both Booking Holdings, Inc. and Oscar Health, Inc.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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